EXHIBIT 10.21

March 17, 1999

Robert W. Felton

91 Tiger Tail Court

Orinda, CA 94563

Dear Bob:

Your retirement from Indus International signals many changes for all of us, however, I know I can continue to rely on you for solid business counsel and guidance as we move Indus forward. I hope to be able to leverage our close relationship, your industry expertise and your close association with many of our clients to help direct Indus a direction that is prosperous for all of us.

This consulting engagement will be valid until January 1, 2002, with an option to renew annually. For your valuable time the compensation level has been set at $250.00 an hour. We would ask that you submit monthly invoice to my attention.

As the former founder of Indus International and now as a consultant to Indus you will receive:

  full medical and dental insurance coverage for yourself and your dependents as provided in Indus' qualified medical plan as set up on a new retirement program under Cigna, payment for existing automobile expenses, including repair and insurance coverage for the existing Indus owned car. Upon termination of this contract, you can choose to purchase the car at its then blue book value, or return the car to Indus without further obligation, continue administrative, and travel support on an as needed basis.

Also included is a copy of your current 401K. Because plan, because of your retirement we assume that you will take the necessary step in complete this transaction.

Bob, I am confident that your new role at Indus will benefit all of us, and I congratulate you on your retirement. If you are in agreement with this document, please sign and date the two originals and return one original to my office.

Sincerely yours,

William J. Grabske

Chairman and CEO

Robert W. Felton Date

WJG/eh

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